CONVERTIBLE DEBENTURE
                    EXCHANGE AGREEMENT / CONVERSION OF NOTES

This Convertible Debenture Exchange Agreement (this "Agreement"), dated as of May 18, 2005, is entered into by and between Xtreme Companies, Inc., a Nevada corporation (the "Company"), and Dutchess Private Equities Fund, II, LP, (the "Holder").

RECITALS

WHEREAS, the Holder currently has a note ("Note"), executed March 11, 2005 ($90,000), due and payable on April 11, 2005, and is currently in default

     WHEREAS,  the  Holder  hereby  agrees elects to take actions as outlined in
Article 4 ("Default and Remedies") of the Note and to convert the entire outstanding amount of the Notes, and the accrued penalties for Default under
Article 4, totaling One Hundred and One Thousand, Eight Hundred and Seventeen dollars ($101,817) into a Convertible Debentures ("Debentures"). Pursuant to the Holder's rights of conversion, upon conversion of the Convertible Debentures into the Company's common shares ("Stock") and for purposes of resale of such Stock pursuant to Rule 144 or Rule 145, the date of consideration shall remain respective to the original date of the Note mentioned above.

     WHEREAS, the Holder desires to acquire, and the Company desires to issue and sell to the Holder, a Convertible Debenture of the Company in exchange for the Notes; and

     WHEREAS,  the  parties  hereto  desire  to  enter  into  this  Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.     AUTHORIZATION  AND  SALE  OF  SHARES.

1.1 Authorization. The Company has, or will have, duly authorized the sale and issuance of up to One Hundred and One Thousand, Eight Hundred and Seventeen dollars ($101,817)of Convertible Debentures having the rights, restrictions, privileges and preferences set forth in the form of the Certificate of Designation attached hereto as Exhibit A (the "Certificate of Designation").

1.2 Agreement to Exchange. Subject to the terms and conditions of this Agreement, the Company will sell and issue to the Holder, and the Holder will acquire from the Company, One Hundred and One Thousand, Eight Hundred and
Seventeen dollars ($101,817) of Convertible Debentures of the Company in exchange for the cancellation of the outstanding debt and penalties currently owed to the Holder in the aggregate amount of One Hundred and One Thousand, Eight Hundred and Seventeen dollars ($101,817) in the form of Notes.

1.3 No Public Solicitation. The Holder is not subscribing for the Debentures as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person not previously known to the Holder in connection with investments in securities generally.

1.4.     Reserved

2.     Reserved

3. Representations of the Holder. The Holder represents and warrants to the Company as follows:

3.1 Investment Intent. The Debentures, and the shares of Common Stock into which the Debentures, may be converted or exercised (collectively, the "Securities") are, or will be, acquired for the Holder's own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act.

3.2 Reviews and Inspection. The Holder and his or its representatives and legal counsel have been granted the opportunity to review and inspect the Company's corporate books, financial statements, records, contracts, documents, offices and facilities, and have been afforded an opportunity to ask questions of the Company's officers, employees, agents, accountants and representatives concerning the Company's business. Holder is relying on its own analysis regarding the Company's operations, financial condition, assets, liabilities and other relevant matters as Holder deemed necessary or desirable in order to evaluate the merits and risks of the prospective investment contemplated herein. Holder acknowledges that it has not relied upon any information given to Holder, or any statements made, by the Company or any officers or directors of the Company, except for the representations and warranties of the Company expressly made herein.

3.3 Holder Due Diligence. The Holder and its representatives are solely responsible for the Holder's own "due diligence" investigation of the Company and its management and business and for Holder's analysis of the financial future and viability of the Company and desirability of the terms of this investment. Holder acknowledges that neither the Company nor any officer or director of the Company is making any representation or warranty regarding the Company's financial projections previously given to Holder or the assumptions underlying such financial projections, as such financial projections are subject to significant business, economic and other uncertainties and contingencies. Holder acknowledges that if the Company is not able to operate profitably or generate positive cash flows, the Company may have difficulty meeting its obligations and may not be able to continue to operate its business, and Holder could lose all of its investment. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of the purchase of the Securities pursuant to the terms of this Agreement and of protecting the Holder's interest in connection therewith.

3.4 Accredited Investor Status. Holder is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act because each member of Holder is an "Accredited Investor" and Holder is able to bear the economic risk of the purchase of the Securities pursuant to the terms of this Agreement, including a complete loss of the Holder's investment in the Securities.

3.5 Authority for Agreement. The Holder has the full right, power and authority to enter into and perform the Holder's obligations under the this Agreement, and the Agreement constitutes the valid and binding obligations of the Holder enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies.

3.6 Governmental Consents. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Holder is required in connection with the valid execution, delivery and performance of this Agreement.

3.7 Not an Investment Company. Neither the Holder nor any of its members is an "investment company" or a company controlled by an "investment company", within the meaning of the Investment Company Act of 1940, or principally engaged in, or undertaking as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock.

3.8 Tax Matters. The Holder has not relied on any statements or representations of the Company or any of its agents with respect to the federal, state, local and foreign tax consequences of this investment and the federal, state, local and foreign tax consequences of transactions contemplated by this Agreement. With respect to such matters, the Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

4.     Reserved

5. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and there respective successors and permitted assigns. Any party hereunder may assign neither this Agreement nor any of the rights, interests or obligations without prior written consent of the other party.

6. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement; provided, however, that except as provided above, such representations and warranties need only be accurate as of the date of such execution.

7. Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be delivered by hand or fax or mailed by first class certified or registered mail, return receipt requested, postage prepaid:

     If,  to  the  Company, at 300 Westlink Dr, Washington, MO 63090, Attention:
Kevin Ryan, or at such other address or addresses as may have been furnished in writing by the Company to the Holder.

If to the Holder, 312 Stuart St, Boston, MA 02116, Attention: Doug Leighton, or at such other address or addresses as may have been furnished in writing by the Holder to the Company.

     Notices provided in accordance with this Section shall be deemed delivered upon personal delivery or two business days after deposit in the mail.

8. Brokers. Each of the Holder and the Company (a) represents and warrants to the other party that it has not retained any finders or brokers in connection with the transactions contemplated by this Agreement, and (b) will indemnify and save the other party harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by it.

9. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

10. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holder. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

12. Section Headings. The Section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

13. Severability. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective solely to the extent of such prohibition or non-enforceability without invalidating the remaining provisions hereof.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to its conflict of laws principles). The parties hereto irrevocably consent to the exclusive personal jurisdiction of the federal and state courts located in Massachusetts, as applicable, for any matter arising out of or relating to this Agreement.

15. Document Preparation. The Company shall pay $7,500 to the Holder for the preparation of these documents immediately upon closing.

                                                                   *  *  *



                 DEBENTURE EXCHANGE AGREEMENT / NOTE CONVERSION

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written in the preamble of this Agreement.
                         XTREME  COMPANIES,  INC.

                         By /s/ Kevin Ryan
                       Name:       Kevin  Ryan
                      Title:       Chief  Executive  Officer

                              DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC


                         By:/s/ Douglas Leighton
                        Name:  Douglas  H.  Leighton
                        Title:  A  Managing  Member

                                    EXHIBIT A
                            Certificate of Designation


     FOR VALUE RECEIVED, Xtreme Companies, Inc., a Nevada corporation (the "Company"), hereby promises to pay Dutchess Private Equities Fund, II, L.P. (the "Holder") on May 13, 2010, (the "Maturity Date"), the principal amount of One Hundred and One Thousand, Eight Hundred and Seventeen dollars ($101,817) U.S., and to pay interest on the principal amount hereof, in such amounts, at such times and on such terms and conditions as are specified herein.

The Company does hereby irrevocably agree to allow the Holder to "tack back" to the original date of each Note as described above for the Date of Consideration for the Debentures.

Article  1          Interest

     The Company shall pay interest on the unpaid principal amount of this Debenture (the "Debenture") upon each Conversion until the principal amount hereof is paid in full or has been converted. The Debentures shall pay ten percent (10%) on the last day of each month, in cash, to the Holder. The closing shall be deemed to have occurred on the date the funds (less escrow fees, attorney fees and those amounts payable pursuant to the terms sheet) are received by the Company (the "Closing Date"). The Debentures are subject to automatic conversion at the end of five (5) years from the date of issuance at which time all Debentures outstanding will be automatically converted based upon the formula set forth in Section 3.2.

Article  2          Method  of  Payment

     This Debenture must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company shall have the option of paying the interest on this Debenture in United States dollars pursuant to Article 1 hereof. The Company may draw a check for the payment of interest to the order of the Holder of this Debenture and mail it to the Holder's address as follows:

Dutchess  Private  Equities  Fund,  II,  L.P.
312  Stuart  Street,  Third  Floor
Boston,  Massachusetts  02116

Interest and principal payments shall be subject to withholding under applicable United States Federal Internal Revenue Service Regulations.

Article  3          Conversion

Section  3.1     Conversion  Privilege

(a) The Holder of this Debenture shall have the right to convert it into shares of Common Stock at any time following the Closing Date and which is before the close of business on the Maturity Date. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to Section 3.2 and rounding the result to the nearest whole share.

(b) This Debenture may not be converted, whether in whole or in part, except in accordance with Article 3.

(c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date in the manner set forth in Section 3.2.

Section  3.2     Conversion  Procedure.

(a) Conversion Procedures. The face amount of this Debenture may be converted, in whole or in part, any time following the Closing Date. Such conversion shall be effectuated by surrendering to the Company, or its attorney, this Debenture to be converted together with a facsimile of the signed Notice of Conversion which evidences Holder's intention to convert the Debenture indicated. The date on which the Notice of Conversion is effective ("Conversion Date") shall be deemed to be the date on which the Holder has delivered to the Company a facsimile of the signed Notice of Conversion, as long as the Debenture(s) to be converted are received by the Company within five (5) business days thereafter. At such time that the Debenture has been submitted to the Company, the Holder can elect to whether a reissuance of the debenture is warranted, or whether the Company can retain the Debenture as to a continual conversion by Holder. Notwithstanding the above, any Notice of Conversion received by 5:00 P.M. EST, shall be deemed to have been received the previous business day, with the receipt being via a confirmation of time of facsimile of the Holder.

(b) Common Stock to be Issued. Upon the conversion of any Debentures and upon receipt by the Company or its attorney of a facsimile of Holder's signed Notice of Conversion the Company shall instruct its transfer agent to issue stock certificates without restrictive legend or stop transfer instructions, if at that time the Registration Statement has been declared effective (or with proper restrictive legend if the Registration Statement has not as yet been declared effective), in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion, as applicable. The Company shall act as Registrar and shall maintain an appropriate ledger containing the necessary information with respect to each Debenture. The Company warrants that no instructions, other than these instructions, have been given or will be given to the transfer agent and that the Common Stock shall otherwise be freely resold, except as may be set forth herein.

(c) Conversion Rate. Holder is entitled to convert the face amount of this Debenture, plus accrued interest, anytime following the Closing Date, at the lesser of (i) 75% of the lowest closing bid price during the fifteen (15) days of full trading, defined as standard market hours from 9:30 AM to 4:00 PM EST, partial trading days will not be counted for calculation purposes only ("Trading
     Days") prior to the Conversion Date or (ii) fifteen cents per share (.15) ("Fixed Conversion Price"), each being referred to as the "Conversion Price". No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up, as the case may be, to the nearest whole share. The Holder shall retain all rights of conversions during any partial trading days.

(d) Nothing contained in this Debenture shall be deemed to establish or require the payment of interest to the Holder at a rate in excess of the maximum rate permitted by governing law. In the event that the rate of interest required to be paid exceeds the maximum rate permitted by governing law, the rate of interest required to be paid thereunder shall be automatically reduced to the maximum rate permitted under the governing law and such excess shall be returned with reasonable promptness by the Holder to the Company.

(e) It shall be the Company's responsibility to take all necessary actions and to bear all such costs to issue the Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the conversion date. Upon surrender of any Debentures that are to be converted in part, the Company shall issue to the Holder a new Debenture equal to the unconverted amount, if so requested in writing by Holder.

(f) Within three (3) business days after receipt of the documentation referred to above in Section 3.2(a), the Company shall deliver a certificate, in accordance with Section 3.2(c) for the number of shares of Common Stock issuable upon the conversion. In the event the Company does not make delivery of the Common Stock, as instructed by Holder, within three (3) business days after the Conversion Date, then in such event the Company shall pay to Holder one percent (1%) in cash, of the dollar value of the Debentures being converted, compounded daily, per each day after the third (3rd) business day following the Conversion Date that the Common Stock is not delivered to the Purchaser.
                The Company acknowledges that its failure to deliver the Common Stock within three (3) business days after the Conversion Date will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Debenture a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture.

              To the extent that the failure of the Company to issue the Common Stock pursuant to this Section 3.2(f) is due to the unavailability of authorized but unissued shares of Common Stock, the provisions of this Section 3.2(f) shall not apply but instead the provisions of Section 3.2(g) shall apply.

              The Company shall make any payments incurred under this Section 3.2(f) in immediately available funds within three (3) business days from the date the Common Stock is fully delivered. Nothing herein shall limit a Holder's right to pursue actual damages or cancel the conversion for the Company's failure to issue and deliver Common Stock to the Holder within three (3) business days after the Conversion Date.

(g) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Debentures by all Holders of the entire amount of Debentures then outstanding. If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company. The Company shall provide notice of such Conversion Default ("Notice of Conversion Default") to all existing Holders of outstanding Debentures, by facsimile, within three (3) business day of such default (with the original delivered by overnight or two day courier), and the Holder shall give notice to the Company by facsimile within five business days of receipt of the Notice of Conversion Default (with the original delivered by overnight or two day courier) of its election to either nullify or confirm the Notice of Conversion.

     The Company agrees to pay to all Holders of outstanding Debentures payments for a Conversion Default ("Conversion Default Payments") in the amount of (N/365) x (.24) x the initial issuance price of the outstanding and/or tendered but not converted Debentures held by each Holder where N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Company authorizes a sufficient number of shares of Common Stock to effect conversion of all remaining Debentures. The Company shall send notice ("Authorization Notice") to each Holder of outstanding Debentures that additional shares of Common Stock have been authorized, the Authorization Date and the amount of Holder's accrued Conversion Default Payments. The accrued Conversion Default shall be paid in cash or shall be convertible into Common Stock at the Conversion Rate, upon written notice sent by the Holder to the Company, which Conversion Default shall be payable as follows: (i) in the event Holder elects to take such payment in cash, cash payments shall be made to such Holder of outstanding Debentures by the fifth day of the following calendar month, or (ii) in the event Holder elects to take such payment in stock, the Holder may convert such payment amount into Common Stock at the conversion rate set forth in Section 3.2(c) at any time after the 5th day of the calendar month following the month in which the Authorization Notice was received, until the expiration of the mandatory five (5) year conversion period.

     The Company acknowledges that its failure to maintain a sufficient number of authorized but unissued shares of Common Stock to effect in full a conversion of the Debentures will cause the Holder to suffer damages in an amount that will be difficult to ascertain. Accordingly, the parties agree that it is appropriate to include in this Agreement a provision for liquidated damages. The parties acknowledge and agree that the liquidated damages provision set forth in this section represents the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such liquidated damages are reasonable and will not constitute a penalty. The payment of liquidated damages shall not relieve the Company from its obligations to deliver the Common Stock pursuant to the terms of this Debenture. Nothing herein shall limit the Holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock.

(h) If, by the third (3rd) business day after the Conversion Date of any portion of the Debentures to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder. By way of illustration and not in limitation of the foregoing, if the Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In
Adjustment Amount which the Company will be required to pay to the Holder will be $1,000.

(i) Prospectus and Other Documents. The Company shall furnish to Holder such number of prospectuses and other documents incidental to the registration of the shares of Common Stock underlying the Debentures, including any amendment of or supplements thereto.

(j) Limitation on Issuance of Shares. If the Company's Common Stock becomes listed on the Nasdaq SmallCap Market after the issuance of the Debentures, the Company may be limited in the number of shares of Common Stock it may issue by virtue of (X) the number of authorized shares or (Y) the applicable rules and regulations of the principal securities market on which the Common Stock is listed or traded, including, but not necessarily limited to, NASDAQ Rule 4310(c)(25)(H)(i) or Rule 4460(i)(1), as may be applicable (collectively, the "Cap Regulations"). Without limiting the other provisions thereof, (i) the Company will take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Debentures without violating the Cap
     Regulations and (ii) if, despite taking such steps, the Company still cannot issue such shares of Common Stock without violating the Cap Regulations, the holder of a Debenture which cannot be converted as result of the Cap
Regulations (each such Debenture, an "Unconverted Debenture") shall have the right to elect either of the following remedies:

     (x) if permitted by the Cap Regulations, require the Company to issue shares of Common Stock in accordance with such holder's Notice of Conversion at a conversion purchase price equal to the average of the closing bid price per share of Common Stock for any five (5) consecutive Trading Days (subject to certain equitable adjustments for certain events occurring during such period) during the sixty (60) Trading Days immediately preceding the Conversion Date; or

     (y) require the Company to redeem each Unconverted Debenture for an amount (the "Redemption Amount"), payable in cash, equal to the sum of (i) one hundred thirty-three percent (133%) of the principal of an Unconverted Debenture, plus
(ii) any accrued but unpaid interest thereon through and including the date (the "Redemption Date") on which the Redemption Amount is paid to the holder.

     A holder of an Unconverted Debenture may elect one of the above remedies with respect to a portion of such Unconverted Debenture and the other remedy with respect to other portions of the Unconverted Debenture. The Debentures shall contain provisions substantially consistent with the above terms, with such additional provisions as may be consented to by the Holder. The provisions of this section are not intended to limit the scope of the provisions otherwise included in the Debentures.

(k) Limitation on Amount of Conversion and Ownership. Notwithstanding anything to the contrary in this Debenture, in no event shall the Holder be entitled to convert that amount of Debenture, and in no event shall the Company permit that amount of conversion, into that number of shares, which when added to the sum of the number of shares of Common Stock beneficially owned, (as such term is defined under Section 13(d) and Rule 13d-3 of the Securities Exchange Act of 1934, as may be amended, (the "1934 Act")), by the Holder, would exceed 4.99% of the number of shares of Common Stock outstanding on the Conversion
Date, as determined in accordance with Rule 13d-1(j) of the 1934 Act. In the event that the number of shares of Common Stock outstanding as determined in accordance with Section 13(d) of the 1934 Act is different on any Conversion Date than it was on the Closing Date, then the number of shares of Common Stock outstanding on such Conversion Date shall govern for purposes of determining whether the Holder would be acquiring beneficial ownership of more than 4.99% of the  number  of shares of Common Stock outstanding on such Conversion Date.

(l) Legend. The Holder acknowledges that each certificate representing the Debentures, and the Common Stock unless registered pursuant to the Registration Rights Agreement, shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER SUCH ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) IF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE.

     (m) Prior to conversion of all the Debentures, if at any time the conversion of all the Debentures and exercise of all the Warrants outstanding would result in an insufficient number of authorized shares of Common Stock being available to cover all the conversions, then in such event, the Company will move to call and hold a shareholder's meeting or have shareholder action with written consent of the proper number of shareholders within thirty (30) days of such event, or such greater period of time if statutorily required or reasonably necessary as regards standard brokerage house and/or SEC requirements and/or procedures, for the purpose of authorizing additional shares of Common Stock to facilitate the conversions. In such an event management of the Company shall recommend to all shareholders to vote their shares in favor of increasing the authorized number of shares of Common Stock. Management of the Company shall vote all of its shares of Common Stock in favor of increasing the number of shares of authorized Common Stock. Company represents and warrants that under no circumstances will it deny or prevent Holder's right to convert the Debentures as permitted under the terms of this Subscription Agreement or the Registration Rights Agreement. Nothing in this Section shall limit the obligation of the Company to make the payments set forth in Section 3.2(g). The Holder, at their option, may request the company to authorize and issue additional shares if the Holder feels it is necessary for conversions in the future In the event the Company's shareholder's meeting does not result in the necessary authorization, the Company shall redeem the outstanding Debentures for an amount equal to (x) the sum of the principal of the outstanding Debentures plus accrued interest thereon multiplied by (y) 133%.

Section 3.3 Fractional Shares. The Company shall not issue fractional shares of Common Stock, or scrip representing fractions of such shares, upon the conversion of this Debenture. Instead, the Company shall round up, as the case may be, to the nearest whole share.

Section 3.4 Taxes on Conversion. The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion of this Debenture. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than its name.

Section 3.5 Company to Reserve Stock. The Company shall reserve the number of shares of Common Stock required pursuant to and upon the terms set forth in the Subscription Agreement to permit the conversion of this Debenture. All shares of Common Stock which may be issued upon the conversion hereof shall upon issuance be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

Section 3.6 Restrictions on Sale. This Debenture has not been registered under the Securities Act of 1933, as amended, (the "Act") and is being issued under Section 4(2) of the Act and Rule 506 of Regulation D promulgated under the
     Act. This Debenture and the Common Stock issuable upon the conversion thereof may only be sold pursuant to registration under or an exemption from the Act.

Section 3.7 Mergers, Etc. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for Common Stock, then as a condition of such merger, consolidation, sale or transfer, it may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable to adjustments provided for in this Article 3.

Article  4          Mergers
     The Company shall not consolidate or merge into, or transfer all or substantially all of its assets to, any person, unless such person assumes in writing the obligations of the Company under this Debenture and immediately after such transaction no Event of Default exists. Any reference herein to the Company shall refer to such surviving or transferee corporation and the obligations of the Company shall terminate upon such written assumption.

Article  5        Reports
     The Company will mail to the Holder hereof at its address as shown on the Register a copy of any annual, quarterly or current report that it files with the Securities and Exchange Commission promptly after the filing thereof and a copy of any annual, quarterly or other report or proxy statement that it gives to its shareholders generally at the time such report or statement is sent to shareholders.

Article  6          Defaults  and  Remedies

     Events of Default. An "Event of Default" occurs if (a) the Company does not make the payment of the principal of this Debenture by conversion into Common Stock within ten (10) business days of the Maturity Date, upon redemption or otherwise, (b) the Company does not make a payment, other than a payment of principal, for a period of three (3) business days thereafter, (c) any of the Company's representations or warranties contained in the Subscription Agreement or this Debenture were false when made or the Company fails to comply with any of its other agreements in the Subscription Agreement or this Debenture and such failure continues for the period and after the notice specified below, (d) the Company pursuant to or within the meaning of any Bankruptcy Law (as hereinafter defined): (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a Custodian (as hereinafter defined) of it or for all or substantially all of its property or (iv) makes a general assignment for the benefit of its creditors or (v) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (A) is for relief against the Company in an involuntary case; (B) appoints a Custodian of the Company or for all or substantially all of its property or (C) orders the liquidation of the Company, and the order or decree remains unstayed and in effect for sixty (60) calendar days, (e) the Company's Common Stock is suspended or no longer listed on any recognized exchange including electronic over-the-counter bulletin board for in excess of five (5) consecutive Trading Days. As used in this Section 7.1, the term "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. A default under clause (c) above is not an Event of Default until the holders of at least 25% of the aggregate principal amount of the Debentures outstanding notify the Company of such default and the Company does not cure it within thirty (30) business days after the receipt of such notice, unless the Company commences to cure such default within such period, which must specify the default, demand that it be remedied and state that it is a "Notice of Default". Prior to the expiration of the time for curing a default as set forth in the preceding sentence, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding (exclusive of Debentures then owned by the Company or any subsidiary or affiliate) may, on behalf of the holders of all of the Debentures, waive any past Event of Default hereunder (or any past event which, with the lapse of time or notice and lapse of time designated in subsection (a), would constitute an Event of Default hereunder) and its consequences, except a default in the payment of the principal of or interest on any of the Debentures. In the case of any such waiver, such default or Event of Default shall be deemed to have been cured for every purpose of this Debenture and the Company and the holders of the Debentures shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

     Acceleration. If an Event of Default occurs and is continuing, the Holder hereof by notice to the Company may declare the remaining principal amount of this Debenture, together with all accrued interest and any liquidated damages, to be due and payable. Upon such declaration, the remaining principal amount shall be due and payable immediately.

     Seniority, No indebtedness of the Company is senior to this Debenture in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise.

Article  7          Registered  Debentures

     Record Ownership. The Company, or its attorney, shall maintain a register of the holders of the Debentures (the "Register") showing their names and addresses and the serial numbers and principal amounts of Debentures issued to them. The Register may be maintained in electronic, magnetic or other computerized form. The Company may treat the person named as the Holder of this Debenture in the Register as the sole owner of this Debenture. The Holder of this Debenture is the person exclusively entitled to receive payments of interest on this Debenture, receive notifications with respect to this Debenture, convert it into Common Stock and otherwise exercise all of the rights and powers as the absolute owner hereof.

     Worn or Lost Debentures. If this Debenture becomes worn, defaced or mutilated but is still substantially intact and recognizable, the Company or its agent may issue a new Debenture in lieu hereof upon its surrender. Where the Holder of this Debenture claims that the Debenture has been lost, destroyed or wrongfully taken, the Company shall issue a new Debenture in place of the original Debenture if the Holder so requests by written notice to the Company actually received by the Company before it is notified that the Debenture has been acquired by a bona fide purchaser and the Holder has delivered to the Company an indemnity bond in such amount and issued by such surety as the Company deems satisfactory together with an affidavit of the Holder setting forth the facts concerning such loss, destruction or wrongful taking and such other information in such form with such proof or verification as the Company may request.

Article  8          Notice.

     Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Debenture must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If  to  the  Company:

     Xtreme  Companies,  Inc.
11782  Western  Avenue,  Unit  18
Stanton,  CA  90680
Telephone:  714-895-0944
Facsimile:  714-895-7139

If  to  the  Holder:

Dutchess  Private  Equities  Fund,  II,  L.P.
312  Stuart  Street,  Third  Floor
Boston,  Massachusetts  02116

     Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Article  9          Time

     Where this Debenture authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Debenture. A "business day" shall mean a day on which the banks in New York are not required or allowed to be closed.
Article  10          No  Assignment
     This  Debenture  shall  not  be  assignable.

Article  11          Rules  of  Construction.
     In this Debenture, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates, words of the neuter gender may refer to any gender. The numbers and titles of sections contained in the Debenture are inserted for convenience of reference only, and they neither form a part of this Debenture nor are they to be used in the construction or interpretation hereof. Wherever, in this Debenture, a determination of the Company is required or allowed, such determination shall be made by a majority of the Board of Directors of the Company and if it is made in good faith, it shall be conclusive and binding upon the Company and the Holder of this Debenture.

Article  12          Structuring  Fee

     The Company shall pay fees associated with the transaction in the amount of $10,000 directly from the Closing of this Debenture.

Article  13          Governing  Law
     The validity, terms, performance and enforcement of this Debenture shall be governed and construed by the provisions hereof and in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements that are negotiated, executed, delivered and performed solely in the Commonwealth of Massachusetts.

Article  14          Litigation

DISPUTES  SUBJECT  TO  ARBITRATION  GOVERNED  BY  MASSACHUSETTS  LAW

     All disputes arising under this agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in Boston, Massachusetts before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the Commonwealth of Massachusetts. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article  15    Threshold  Amount

     Once the Company has raised an amount in excess of $500,000 the Company will use the balance of any amount over the $500,000 to redeem the Holder in full for the Face Amount of the Debenture.

Article  16     Investor  Warrants

     As an additional inducement to Holder, the Company shall issue a warrant for One hundred and one thousand Eight Hundred and Seventeen (101,817) shares of its common stock exercisable at twenty cents ($.20) per share to Holder hereto attached in schedule A. Any partial amount invested shall be pro-rated on the basis of the investment by Holder. These shares shall have piggyback registration rights.

     IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.
                         XTREME  COMPANIES,  INC.

                         By /s/ Kevin Ryan
                       Name:       Kevin  Ryan
                      Title:       Chief  Executive  Officer

                              DUTCHESS PRIVATE EQUITIES FUND, II, L.P. BY ITS GENERAL PARTNER DUTCHESS
                              CAPITAL  MANAGEMENT,  LLC


                         By:/s/ Douglas Leighton
                        Name:  Douglas  H.  Leighton
                        Title:  A  Managing  Member